EXHIBIT 3

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is entered into as of February 16, 1999, by and between Convergys Information Management Group Inc. ("Purchaser"), an Ohio corporation, the beneficial owners of ordinary shares set forth on
Schedule 1 attached hereto (the "Shareholders") of Wiztec Solutions Ltd., a company limited by shares duly registered under the laws of the State of Israel (the "Company"), and Formula Systems (1985) Ltd. ("Formula"), which is the parent corporation of Argotec Ltd., one of the Shareholders.

         WHEREAS, in a Stock Purchase Agreement dated as of August 19, 1997 among the Company, the Shareholders, and the Purchaser (the "Stock Purchase Agreement"), the Shareholders have previously granted to the Purchaser an option (the "Option") to purchase such number of their shares as equals 51% of the outstanding Ordinary Shares, each with New Israeli Shekel ("NIS") 1 Par Value (the "Shares"), of the Company and also have granted a call option to the Purchaser (and Purchaser has granted a put option to the Shareholders) allowing it to purchase all of the remaining Shares that the Shareholders own within 30 days after the consummation of the Option exercise;

         WHEREAS, the Shareholders wish to cause the Shareholder Entities (as hereinafter defined) to sell all of the Shares that they own and the Purchaser wishes to purchase all such Shares on terms and conditions different from those set forth in the Stock Purchase Agreement, and this Agreement reflects such modified terms and conditions; and

         WHEREAS, Formula benefits from Argotec's sale of its Shares pursuant to this Agreement and is entering into this Agreement in order to receive that benefit.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. PURCHASE AND SALE. Subject to the terms and conditions hereof, each Shareholder hereby agrees to cause his or its Shareholder Entity to sell to Purchaser, and Purchaser hereby agrees to purchase from each Shareholder Entity, the number of Ordinary Shares set forth opposite each Shareholder's name on
Schedule 1 attached hereto in consideration of the payment of the amounts set forth on Schedule 1 (individually, the "Shareholder Consideration" and collectively, the "Shareholders' Consideration"). Payment of each Shareholder's Consideration will be made at the Closing by wire transfer in immediately available funds to such Shareholder Entity's account as indicated on Schedule 1.

         2. CLOSING. Subject to the satisfaction of the conditions precedent set forth below and the delivery of the agreements and documents to be delivered at the Closing, as set forth in Section 3 below, the closing of the sale and purchase of the Shares (the "Closing") shall occur on March 2, 1999 or such other date mutually agreeable to the parties. In addition, the satisfaction of the following items are conditions precedent to the Closing:

          (i) the receipt by Purchaser of Employment Agreements, in form satisfactory to the Purchaser, executed by the Company and each of Yaron Polak, Rivka Allon, and Gilad Cohen;

          (ii) the satisfaction of the conditions set forth in Annex A attached hereto;

          (iii) the delivery by Dan Goldstein, Gad Goldstein and Shai Beilis of their resignations as Company directors, such resignations to be conditioned upon the Closing and to be effective upon the election or appointment of their successors as directors of such persons as are proposed by Purchaser, which resignations and appointments shall be authorized or accepted by validly adopted Board of Directors resolutions.

          (iv) the representations and warranties of Formula contained in this Agreement and Annex B shall be true and correct in all material respects on the date of Closing.

3. DELIVERIES AT CLOSING.

         3.1 DELIVERY BY SHAREHOLDERS. At Closing, each Shareholder shall deliver or cause to be delivered to Purchaser certificates representing the Shareholder's Shares, duly endorsed, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable for transfer on the books of the Company and any documents which are necessary for the transfer to the Purchaser of good title to Shareholder's Shares, including, but not limited to, duly-signed report forms, ready for submission to the Registrar of Companies, reporting the transfer of the Shareholders' Shares to the Purchaser.

         3.2 DELIVERY BY FORMULA. At Closing, Formula shall deliver or cause to be delivered:

          (i) the opinion of Goldfarb, Levy, Eran & Co., Counsel to Formula, in form reasonably satisfactory to Purchaser, that Formula's signatures on this Agreement and the certificates referred to herein were duly authorized by Formula's Board of Directors and legally bind Formula and regarding such other matters as were addressed at the consummation of the Stock Purchase Agreement;

          (ii) the Sub-Contractor Agreement, in the form of attached Exhibit A, executed by Forsoft Ltd., a subsidiary of Formula;

          (iii) the Services Agreement, in the form of attached Exhibit B, executed by Formula and the Company;

          (iv) a certificate signed by a Formula executive officer certifying that the representations and warranties made herein shall be deemed to have been made again on and as of the date of Closing and shall be true and correct in all material respects as of the Closing; and

          (v) Schedule 1.2 to Annex B, updated through the Closing, which update shall not be deemed to be a breach of the representations contained in Annex B.

         3.3 DELIVERY BY PURCHASER. At Closing, Purchaser shall deliver or cause to be delivered to Shareholders or the Shareholder Entities, as Shareholders may designate:

          (i) the Shareholders' Consideration;

          (ii) the Sub-Contractor Agreement executed by the Purchaser; and

          (iii) a certificate signed by a Purchaser executive officer certifying that the representations and warranties of Purchaser shall be deemed to have been made again on and as of the date of Closing and shall be true and correct in all material respects as of the Closing.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Shareholders as follows:

         4.1 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

         4.2 Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement. All action on the part of Purchaser, its officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all obligations of Purchaser hereunder has been taken. This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery hereof by the Shareholders) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except
(i) as limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing that restrict the availability of equitable remedies and (ii) as rights to indemnity and contribution hereunder may be limited by United States state and federal securities laws or Israeli securities laws or principles of public policy.

         4.3 Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser is a party or by which it is bound or (ii) any injunction, judgment, writ, decree, order or ruling applicable to Purchaser.

         4.4 Neither the execution and delivery of this Agreement nor the performance by Purchaser of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to it or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, except such notifications or registrations as may be required with any United States federal and state securities commissions or any Israeli securities and antitrust authorities.

     5. REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER. Each Shareholder represents and warrants, as to himself or itself only, that:

         5.1 He or it directly or indirectly beneficially owns the Shares set forth opposite his or its name in Schedule 1 hereto and such Shares are held of record by the company (the "Shareholder Entity") set forth in Schedule 1 hereto. His or its Shareholder Entity is limited by shares duly registered under the laws of the State of Israel. Except for Argotec's pledge of its shares pursuant to the Stock Purchase Agreement, Shareholder possesses the sole voting power and sole investment power with respect to the Shares. Shareholder beneficially owns the Shares and the Shareholder Entity holds the Shares of record, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, and, upon the Closing, the Shares will be transferred to Purchaser, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever.

         5.2 His or its Shareholder Entity has all necessary power and authority under all applicable provisions of law to transfer the Shares to Purchaser. All action on the part of the Shareholder Entity and its officers, directors and shareholders necessary for the authorization of the transfer of the Shares to Purchaser and the performance of all related obligations has been taken.

         5.3 Shareholder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to cause its respective Shareholder Entity to perform its obligations under this Agreement. All actions on the part of Shareholder, and, if applicable, its officers, directors and shareholders, necessary for the authorization of this Agreement and the performance of all obligations of Shareholder and his or its Shareholder Entity hereunder has been taken. This Agreement has been duly executed and delivered by Shareholder and (assuming the due authorization, execution and delivery hereof by the Purchaser) constitutes a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except (i) as limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing that restrict the availability of equitable remedies and (ii) as rights to indemnity and contribution hereunder may be limited by United States state and federal securities laws or Israeli securities laws or principles of public policy.

         5.4 Except for the Shares and options granted pursuant to the Company's option plans to acquire the Shares as indicated on Schedule 1.2 to Annex B, he or it does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is he or it subject to any contract, commitment, arrangement, understanding, restriction or relationship (whether or not legally enforceable), other than this Agreement, that provides for Shareholder to vote or acquire any securities of the Company. Except as set forth on Schedule 1.2 to Annex B, Shareholder holds exclusive power to vote the Shares and has not granted a proxy to any other person to vote the Shares, subject to the limitations set forth in this Agreement.

         5.5 Neither the execution and delivery of this Agreement nor the performance by Shareholder of his or its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration or result in the creation of any lien on any Shares under (i) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder or his or its

Shareholder Entity is a party or by which he or it or his or its Shareholder Entity is bound or (ii) any injunction, judgment, writ, decree, order or ruling applicable to Shareholder or his or its Shareholder Entity.

         5.6 Neither the execution and delivery of this Agreement nor the performance by Shareholder or his or its Shareholder Entity of his or its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to him or it or his or its Shareholder Entity or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, except such notifications or registrations as may be required with any United States federal and state securities commissions or any Israeli securities and antitrust authorities.

     6. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF FORMULA.

         6.1 Formula hereby represents and warrants that the representations and warranties set forth in Annex B are true and correct in all material respects on the date hereof and that its representations set forth in this Annex B shall survive for twelve months from the date hereof.

         6.2 Formula agrees to indemnify, defend and hold harmless Purchaser and its directors, officers, agents and representatives from, against and with respect to any and all claims, demands, actions or causes of action, damages, losses, liabilities, obligations, assessments, costs, fees, penalties, interest, fines and expenses (including reasonable attorneys' fees) which Purchaser may suffer or incur as a result of an inaccuracy in, or a breach of, any of the representations and warranties made in this Agreement and Annex B attached hereto. No amount shall be payable by Formula under the indemnification contained in this Section 6 for any individual claim of Purchaser unless the aggregate amount of all such individual claims is or becomes an amount in excess of $575,000 and then Formula shall be liable only for amounts in excess of $575,000. Formula's aggregate liability under this Section 6 shall not exceed $43,493,000.

         6.3 Formula agrees that, for a period of three years from the date of the Closing, neither it nor any of its wholly owned subsidiaries will, directly or indirectly, in any capacity including, without limitation, as a partner, shareholder, officer, director, principal, agent or consultant, in the United States or any other country, (i) start up, invest in or continue an investment in, provide customer care and billing programming services to, or otherwise be involved in the operation or management of, a business entity whose primary business is customer care or billing in the cable or satellite industries or the creation or marketing of software, the main application of which is customer care or billing in cable or satellite industries and which conducts business in the United States or any other country or (ii) compete against Purchaser or any of its subsidiaries in the acquisition of companies in such businesses in the United States or any other country or in the bid or request for proposal process or for business for customer care and billing systems from Purchaser's customers who operate in the cable or satellite industries in the United States or any other country. In addition, in the event that an Affiliate acts in a manner which would, if the Affiliate were subject to the preceding restrictive covenants, breach or violate the immediately preceding restrictive covenants, Formula agrees that it will sell all of its interests in such Affiliate as promptly as commercially reasonable, but, in any event, within six months of the covenant violation. The parties agree that: (y) the above restrictive covenants are not intended to and shall not apply to customer care or billing software sales for end-use in the Israeli market; and (z) nothing contained in such restrictive covenants will prevent Formula, its wholly owned subsidiaries and its Affiliates from owning, collectively, solely as a passive investment, up to 5% of any class of securities of any company traded on any United States or other securities exchange or quoted on any automated quotation system. An "Affiliate" is any entity controlled by, controlling or under common control with Formula, directly or indirectly.

         In addition, Formula agrees that, for a period of two years after the date of the Closing, (i) neither it nor any of its wholly owned subsidiaries will solicit any current employees of the Company to work for Formula or its wholly owned subsidiaries and (ii) neither it nor any of its wholly owned subsidiaries or Affiliates will solicit any of the "selected employees", set forth on Schedule II attached hereto, to work for Formula or its wholly owned subsidiaries or Affiliates. For purposes of the immediately preceding subclause
(ii), if any selected employee is hired by, employed by or retained by Formula or a wholly owned subsidiary or an Affiliate in any capacity during the applicable two-year period, then Formula, such wholly owned subsidiary or such

Affiliate shall be deemed to have solicited such selected employee in violation of subclause (ii), above.

         If Formula or any of its subsidiaries or Affiliates breaches, or threatens to commit a breach of, any of the restrictive covenants set forth in the two paragraphs immediately above (the "Restrictive Covenants"), Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any of the rights and remedies available to the Purchaser under law or in equity:

          (i) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Purchaser and that money damages would not provide an adequate relief to Purchaser; provided that, if an Affiliate acts in a manner which would, if the Affiliate were subject to the restrictive covenants contained in the first paragraph of this Section 6.3, breach the restrictive covenants contained in the first paragraph of this Section 6.3, Purchaser's right to specific performance is limited to a court enforcing Formula's obligation to sell all of its interests in such Affiliate.

          (ii) The right and remedy to require Formula and its wholly owned subsidiaries to account for and pay over to Purchaser all compensation, profits, monies, accruals, increments or other benefits derived or received by Formula or its subsidiaries or Affiliates as the result of any transactions constituting a breach of the Restrictive Covenants.

         Formula acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

         If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         Formula and its subsidiaries and Purchaser intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Formula and its subsidiaries and Purchaser that such determination not bar or in any way affect Purchaser's rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictive Covenants, and as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. Formula and its subsidiaries hereby waive trial by jury in any judicial proceeding to which Formula and its subsidiaries are a party involving, directly or indirectly, any matter in any way arising out of, related to or connected with any of the Restrictive Covenants.

         7. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, except that corporate governance matters regarding the Company shall be governed by the laws of the State of Israel.

         9. SECURITIES ACT OF 1933. Purchaser represents that it is an Accredited Investor as defined in Regulation D as promulgated under the Securities Act of 1933 and is purchasing such shares for investment only and not with a view to any public distribution under the Securities Act of 1933.

         10. PUBLICITY. Purchaser and the Shareholders shall consult with each other as to the form, timing and substance of any public announcements related to this Agreement or the transactions contemplated hereby.

         11. WAIVER. Shareholders waive any and all rights, claims, demands, actions or causes of actions, damages, losses, liabilities, costs, fees and expenses which Shareholders have or may have or may suffer or incur arising out of, in connection with or as a result of Purchaser or any of its subsidiaries or affiliates purchasing or offering to purchase any Ordinary Shares of the Company at any time at a purchase price in excess of the price paid to the Shareholders under this Agreement.

         12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (iii) two days after deposit with a recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties at the addresses shown below or to such other address as any party may designate by ten days advance written notice to the other parties hereto;

                If to Purchaser, to:

                         Convergys Information Management Group Inc.
                         600 Vine Street
                         Cincinnati, Ohio 45202
                         Attention: Roy T. Heggland
                                    Sr. Vice President & General Counsel

                with a copy to:

                         Frost & Jacobs LLP
                         2500 PNC Center
                         Cincinnati, Ohio  45202
                         Attention:  Neil Ganulin

                If to the Shareholders, to:
                         Formula Systems (1985) Ltd.
                         39 Hagalim Boulevard

                        Herzlia 46725, Israel
                        Attention: Dan Goldstein, Gad Goldstein, Shai Beilis
                                   Yaron Polak and Argotec, Ltd.

               with a copy to:

                        Fulbright & Jaworski L.L.P.
                        666 Fifth Avenue
                        New York, New York  10103-3198
                        Attention:  Richard H. Gilden

         13. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the International Arbitration Association as at present in force. The appointing authority shall be the President of the London Court of International Arbitration ("LCIA") and LCIA shall appoint three lawyers as arbitrators. The arbitration shall take place in London, England. The language of the arbitration shall be in English.

         14. RELATIONSHIP TO THE STOCK PURCHASE AGREEMENT. This Agreement supercedes all provisions of Sections 7.15 and 11 of the Stock Purchase Agreement entitled the "Standstill and Related Covenants" and "Option to Purchase Certain Shares Held by Argotec," respectively, all of which provisions are null and void.

         15. SPECIFIC PERFORMANCE. The parties recognize that if any party hereto refuses to perform under the provisions of this Agreement or otherwise breaches this Agreement such that the Closing does not occur, monetary damages alone will not be adequate to compensate the parties for their injury. The parties shall therefore be entitled to obtain specific performance of the terms of this Agreement (including, but not limited to, the transfer of the Shares and the payment therefor) in addition to any other remedies, including but not limited to monetary damages that may be available to them. If any action is brought by any party to enforce this Agreement, the other parties waive and shall not assert any defense that there is an adequate remedy at law, that there is no irreparable injury or that any other factor exists that would preclude specific enforcement of this Agreement.

         16. MANAGEMENT FEE. Upon Closing, the management fee being paid by the Company to Formula, and all agreements and arrangements with respect to such fees, will terminate and, after the Closing, the Company will have no obligations to pay such fee.

         17. BINDING EFFECT AND ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. At any time prior to the Closing, Purchaser may assign this Agreement and all of its obligations hereunder to Convergys Corporation (its parent) or any of its subsidiaries, provided, that should such assignee fail to perform its obligations under this Agreement, Purchaser shall continue to be obligated to perform such obligations.

         18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one agreement.

                             SIGNATURES ON NEXT PAGE

                                     -12A-

         IN WITNESS WHEREOF, Purchaser and each Shareholder have caused this Agreement to be executed as of the day and the year first above written.

                                     Convergys Information Management
                                     Group Inc.

                                     By:
                                        --------------------------------
                                          Robert J. Marino
                                          President and CEO

                                     -----------------------------------
                                     Dan Goldstein, Shareholder

                                     -----------------------------------
                                     Gad Goldstein, Shareholder

                                     -----------------------------------
                                     Shai Beilis, Shareholder

                                     -----------------------------------
                                     Yaron Polak, Shareholder

                                     Formula Systems (1985) Ltd.

                                     By:
                                        --------------------------------
                                     Argotec Ltd.

                                     By:
                                        --------------------------------

                                   SCHEDULE 1

------------------------------------------------------------------------------------------------------------- ---------------------

      SHAREHOLDER   SHAREHOLDER ENTITY  RECORD OWNERSHIP OF   NUMBER OF ORDINARY    SHAREHOLDER               SHAREHOLDER ENTITY
                                        SHAREHOLDER ENTITY       SHARES           CONSIDERATION @ $15.25      ACCOUNT WIRE TRANSFER
                                                                                     PER SHARE                INSTRUCTIONS

------------------------------------------------------------------------------------------------------------- ---------------------
Argotec Ltd.         Shandol Ltd.        99.99% Argotec         2,852,000          $43,493,000
                                         0.01% G.L.E. Trust
                                         Asset Ltd.

------------------------------------------------------------------------------------------------------------- ---------------------
Dan Goldstein        Staticall Ltd.      99.99% Dan Goldstein   320,000            $4,880,000
                                         0.01% Gad Goldstein

------------------------------------------------------------------------------------------------------------- ---------------------
Gad Goldstein        Droogies Ltd.       99.99% Gad Goldstein   120,000            $1,830,000
                                         0.01% Dan Goldstein

------------------------------------------------------------------------------------------------------------- ---------------------
Shai Beilis          Shem Basum Ltd.     99.99% Shai Beilis     100,200            $1,528,050
                                         0.01% Mina Beilis

------------------------------------------------------------------------------------------------------------- ---------------------
Yaron Polak          Y.S. Polak          99.99% Yaron Polak     58,000             $884,500
                     Investments Ltd.    0.01% Silviya Polak

------------------------------------------------------------------------------------------------------------- ---------------------

                                   SCHEDULE 2

                               Selected Employees

         As of the date of the Agreement, "selected employees" are those employees who have service with Wiztec of at least one year and an annual base salary in excess of $57,000 per year.

                                     ANNEX A
                                     -------

                            CONDITIONS TO THE CLOSING
                            -------------------------

         The capitalized terms used in this Annex have the meanings set forth in the attached Agreement.

         Notwithstanding any other provision of the Agreement, unless the Purchaser shall have otherwise waived the satisfaction of any of the following events, the Purchaser shall not be required to accept for payment and pay for any Shares under the Agreement, and may terminate or amend the Agreement and may postpone the Closing until no later than March 31, 1999, if at any time prior to the Closing, any of the following events shall occur:

         (a) except for proceedings pursuant to ss.236 of the Companies Ordinance relating to a plan or contract offered by the Purchaser, there shall be instituted or pending any action or proceeding before any court, regulatory or administrative agency or commission, domestic or foreign, initiated by a governmental, regulatory or administrative body or authority, (i) challenging the acquisition by the Purchaser of the Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Agreement, seeking to obtain any material damages or otherwise directly or indirectly relating to the consummation of the transactions contemplated by the Agreement, (ii) seeking to prohibit or impose any material limitation on the ownership or operation by the Purchaser or any of its subsidiaries of all or any portion of the business or assets or properties of the Purchaser or any of its subsidiaries or the Company or any of its subsidiaries or to compel the Purchaser or any of their subsidiaries to dispose of or hold separate all of any portion of the business or assets of the Purchaser or any of its subsidiaries or the Company or any of its subsidiaries, (iii) imposing any material limitation upon the ability of the Purchaser or any of its subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) making the acceptance for payment, or payment for, some or all of the Shares illegal or (v) which otherwise, in the reasonable judgment of the Purchaser, is reasonably likely to have a materially adverse effect on the financial condition, results of the operations, business, operations, properties, assets or prospects of the Company and its subsidiaries taken as a whole or on the value of the Shares to the Purchaser; or

         (b) there shall be in force an injunction or other order issued by any court, regulatory or administrative agency or commission, domestic or foreign,
(i) restraining or prohibiting the consummation of the transactions contemplated by the Agreement or awarding any material damages relating to the consummation of the transactions contemplated by the Agreement, (ii) prohibiting or imposing any material limitation on the ownership or operation by the Purchaser or any of its subsidiaries of all or any portion of the business or assets or properties of the Purchaser or any of its subsidiaries or the Company or any of its subsidiaries or compelling the Purchaser or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Purchaser or any of its subsidiaries or the Company or any of its subsidiaries,
(iii) imposing any material limitation upon the ability of the Purchaser or any of its subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares including without limitation the right to vote Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) making the acceptance for payment, or payment for, some or all of the Shares illegal or (v) which is otherwise, in the reasonable judgment of the Purchaser, is reasonably likely to have a materially adverse effect on the financial condition, results of operations, business, operations, properties, assets or prospects of the Company and its subsidiaries taken as a whole or on the value of the Shares to the Purchaser; or

         (c) any statute, rule, regulation or order shall be enacted, promulgated, entered, enforced or deemed applicable to the purchase of the Shares or any other action shall have been taken by any government, governmental authority or court, domestic or foreign, that, in the reasonable judgment of the Purchaser is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (iii) through (v) of paragraph (a) above; or

         (d) any material adverse change shall have occurred in the financial condition, results of operations or business of the Company or the Purchaser shall have become aware of liabilities, contingent or otherwise, or any facts or circumstances that reasonably could be expected to result in a claim for damages which have not been disclosed to the Purchaser and which could materially and adversely affect the business, assets, conditions (financial or otherwise) or operations of the Company and its subsidiary taken as a whole; or

         (e) there shall have occurred (i) any general suspension of, or limitation on price for or trading in securities in the over-the-counter market,
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, (iii) a commencement of a war, armed hostilities or other national or international calamity involving the United States or Israel, (iv) any limitation by any governmental authority on the extension of credit by banks or other lending institutions, (v) civil riots, acts of insurgence and related actions that threaten the normal conduct of business and commerce in Israel, or (vi) in the case of any of the foregoing existing at the time of the signature of this Agreement, in the reasonable judgment of the Purchaser, a material acceleration or worsening thereof; or

         (f) other than the Shareholders' present share ownership, it shall have been publicly disclosed or the Purchaser shall have learned that (i) any person (other than the Purchaser or any of its subsidiaries or third party transferee thereof) or group (as defined in Section 13(d)(3) of the Exchange Act) not including among its members the Purchaser or any of its subsidiaries or third party transferee thereof ("Group") shall have acquired, or made an offer to acquire or shall have been granted any option or right, conditional or otherwise to acquire, Shares constituting, when aggregated with all Shares beneficially owned by such person or Group and its affiliates and any other person or Group which beneficially owns 10% or more of the outstanding Shares, at least a majority of the outstanding Shares, or (ii) any new Group is formed which beneficially owns at least a majority of the outstanding Shares; or

         (g) Any of the representations and warranties in Annex B are inaccurate in any material respect;

         (h) Shareholders and the Purchaser shall have agreed to terminate the Agreement or postpone the purchase of and payment for Shares thereunder or

         (i)      Conduct of Business prior to the Closing:

                  (i) the Company shall have conducted its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (ii) the Company shall have (i) amended its Articles of Association or Memorandum of Association; (ii) split, combined or reclassified the outstanding Shares or declared, set aside or paid any dividend payable in cash, stock or property or made any other distribution with respect to the Shares; or (iii) redeemed, purchased or otherwise acquired, directly or indirectly, any Shares;

                  (iii) the Company shall have (i) issued or sold or agreed to issue or sell any additional shares of, or options, warrants or rights of any kind to acquire any shares of its capital stock or any class (including grants of options to its employees or to the employees of Wiztec Solutions, Inc. under existing authorized employee option plans) other than Shares issuable pursuant to presently outstanding stock options and warrants, (ii) entered into any agreement, contract or commitment out of the ordinary course of its business, to dispose of or acquire, or relating to the disposition or acquisition of, any material assets of the Company; (iii) incurred any material amount of indebtedness for borrowed money, or materially reduced the availability of funds under any of their existing credit facilities, or entered into any other material transaction other than in the ordinary course of business; (iv) amended or modified any outstanding option to acquire Shares or granted any stock appreciation rights or bonuses; or (v) entered into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (iv) the Company shall have failed to use its best efforts to preserve intact the business organization of the Company, and shall have failed to assist Purchaser in its efforts to keep available the services of present officers and key employees of the Company, or to preserve the good will of those having business relationships with it;

                  (v) the Company shall have entered into any new employment or consulting agreement or amended or modified any employment or other compensation contract or arrangement, or any bonus, deferred compensation contract, retirement or profit-sharing plan or other employee benefit plan to which the Company or its subsidiary is a party, except to grant any increase in compensation in the ordinary course of business and consistent with past practice;

                  (vi) the Company shall have failed to cooperate with Purchaser in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other contracts material to the business of the

     Company in connection with the purchase of the Shares, to actively assist Purchaser in obtaining any consents, permits, authorizations, approvals or waivers which are required, and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with Purchaser in connection therewith;

which, in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Agreement and the purchase of the Shares thereunder.

                                     ANNEX B
                                     -------

         1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized and validly existing and has paid in full its annual fees to the Registrar of Companies in Israel. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the financial condition, business, operations or prospects of the Company and its subsidiaries as a whole ("Material Adverse Effect"). Except as set forth in Schedule 1.1, the Company owns no equity securities of any other corporation, limited partnership or similar entity. Except as set forth in Schedule 1.1, the Company is not a participant in any joint venture, partnership or similar arrangement. Except as set forth in Schedule 1.1, the Company has no right to become the owner of equity securities in any other corporation nor is it the beneficial owner, directly or indirectly, of any other corporation.

         2. CAPITALIZATION. The authorized capital of the Company as of the date of this Agreement consists of 10,000,000 Ordinary Shares each with NIS 1 Par Value, 6,787,083 shares of which are issued and outstanding, 140,000 underwriters warrants, all of which are issued and outstanding, 400,000 options authorized pursuant to Company's Incentive Plan, 207,000 of which are issued and outstanding, 500,000 options authorized pursuant to Company's Subsidiary Incentive Plan, 11,375 of which are issued and outstanding, 331,200 Series A Warrants, 319,575 of which are issued and outstanding, and 690,000 options authorized pursuant to Company's 1997 Option Plans, 332,300 of which are issued and outstanding. All issued and outstanding Ordinary Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii)
(a) to the extent issued and sold to United States residents, were issued in compliance with all applicable United States state and federal securities laws and (b) were issued in compliance with the laws of the State of Israel concerning the issuance of securities. Other than as set forth in this Section 2 and Schedule 1.2 attached hereto, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities.

         3. AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. The execution of the Agreement and the consummation of the transactions contemplated thereby will not
(i) require the Company to obtain the consent, approval, notification, or registration with any third party, including governmental authorities; (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default, under any applicable law, statute, code, ordinance, regulation, or other requirement or order of any governmental body applicable to the Company, or any contract to which the Company is a party or by which or to which the Company's assets are bound or subject, except for such breaches, violations and defaults which will not have a Material Adverse Effect; or (iii) result in the creation of any lien on any of the Company's assets.

         4. FINANCIAL STATEMENTS. The balance sheets of the Company as of December 31, 1998 and the related statements of income, shareholders' equity and cash flows for the year then ended, including the notes thereto, which have been audited by Kesselman & Kesselman, independent certified public accountants, and delivered to Purchaser, present fairly in all material respects the financial position of the Company at such dates and the results of operations and cash flows of the Company for the years then ended, in each case in accordance with Israeli generally accepted accounting principles ("Israeli GAAP") consistently applied for the periods covered thereby. (The foregoing financial statements of the Company as of December 31, 1998 and for the year then ended are sometimes herein called the "Annual Financials," the balance sheet included in the Annual Financials is sometimes herein called the "Balance Sheet," and December 31, 1998 is sometimes herein called the "Balance Sheet Date").

         5. ABSENCE OF CERTAIN LIABILITIES. As of the Balance Sheet Date, the Company did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of a kind required by Israeli GAAP to be set forth on a financial statement or in the notes thereto including without limitation any tax liabilities, which were not accurately and fully reflected or reserved against in the Balance Sheet.

         6.       AGREEMENTS; ACTION.

                  (a) Except for the agreements between the Company and its employees with respect to the sale of Company's Ordinary Shares under Company's stock option plans and standard non-compete and proprietary information agreements, and except for those agreements or understandings described in the Company's Form 20-F for the fiscal year ended December 31, 1997, filed with the SEC, there are no written, or to Formula's Knowledge, oral agreements or understandings between the Company and any of its officers, directors, affiliates or any affiliate thereof of the kind required to be disclosed in Company's annual filings made with the SEC;

                  (b) There are no written, or to Formula's Knowledge, oral agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company is a party or to which it is bound which could reasonably be expected to involve (i) obligations (contingent or otherwise) of, or payments to, the Company (other than payments of or to the Company arising from purchase, sale or license agreements entered into in the ordinary course of business), or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company other than in connection with licenses of Company products granted by the Company in the ordinary course of business, or (iii) provisions materially restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights other than in connection with licenses of Company products granted by the Company in the ordinary course of business; and

                  (c) Other than with Purchaser, the Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or
(iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

         7. OBLIGATIONS TO RELATED PARTIES. Except as set forth in Schedule 1.7, there are no obligations of the Company to any Company officer (noseh misrah), director, beneficial holder of 5% or more of Shares or with respect to any Company employee other than (i) for payment of salary (including bonus) and commissions for services rendered and (ii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company) except as set forth in the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1997.

         8. CHANGES. Since the Balance Sheet Date, there has not been:

                  (a) Any change in the assets, liabilities, financial condition or operations of the Company, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;

                  (b) Any material increase, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

                  (c) Any damage, destruction or loss, whether or not covered by insurance, which has had or which could reasonably be expected to have a Material Adverse Effect;

                  (d) Any waiver by the Company of a right or of a debt owed to it, other than write-offs of bad debts in the ordinary course of business and for which reserves exist;

                  (e) Any direct loans made by the Company or any direct or indirect subsidiary of the Company in excess of $10,000 to any shareholder, employee, officer or director of the Company;

                  (f) Any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

                  (g) Any declaration or payment of any dividend or other distribution of the assets of the Company;

                  (h) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

                  (i) Any change in any material agreement to which the Company is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect;

                  (j) To Formula's Knowledge, any change in Israeli law or any rules promulgated thereunder that has had a Material Adverse Effect;

                  (k) Any other event or condition of any character that, either individually or cumulatively, has had a Material Adverse Effect; or

                  (l) Any agreements or commitments by the Company to do any of the foregoing.

         9. TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets (other than properties and assets leased from third parties), both real and personal, including the properties and assets reflected in the Balance Sheet, and good title to its leasehold estates, in each case, other than as set forth in Schedule 1.9, subject to no mortgage, pledge, lien, lease, encumbrance or charge, except for liens on taxes not due and payable.

         10. PATENTS AND TRADEMARKS. As to each domestic and foreign patent, patent application, trade name, trademark, unpatented invention, service mark, trademark registration, trademark application, service mark registration, service mark application, registered copyright, copyright registration applied for and copyright in software (whether registered or not), owned by the Company (collectively, the "Intellectual Property"), Schedule 1.10 contains a complete list thereof specifying (i) the title of the work, if any; (ii) the application or registration numbers, if any; and (iii) a brief description thereof. If any domestic or foreign patent, patent application, trade name, trademark, unpatented invention, service mark, trademark registration, trademark application, service mark registration, service mark application, registered copyright, copyright registration applied for and copyright in software (whether registered or not) was acquired by licenses, including but not limited to patent licenses, know-how licenses, and software licenses (other than licenses for off-the-shelf software used in the office environment), such licenses are likewise identified in the Schedule 1.10 (collectively, "Licensed Intellectual Property"). Complete and correct copies of each application for or registration of each such Intellectual Property and each such license have been made available for inspection to Purchaser prior to execution of this Agreement. To Formula's Knowledge, there is no claim of infringement or threat of claim of infringement which in any material way affects Company's rights in or to any Intellectual Property or Licensed Intellectual Property.

         With respect to the Intellectual Property:

                  (a) the Company is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property used in the operation of its business (including, but not limited to, the exclusive right to use, enhance, modify and license the same) except for such Intellectual Property as to which Purchaser has certain ownership rights pursuant to the Joint Development Agreement dated October 6, 1997 between the Company and Cincinnati Bell Information Systems Inc.;

                  (b) the Intellectual Property and all rights appurtenant thereto are free of any and all liens, claims, security interests and other encumbrances of any nature or kind;

                  (c) no interests or rights in or to the source code of any software have been pledged or hypothecated by the Company to any third party;

                  (d) all material registrations, filings and issuances relating to the Intellectual Property remain in full force and effect;

                  (e) to Formula's Knowledge, the Company has not disclosed trade secrets used in the operation of its business to any third party on a non-confidential basis; and

                  (f) the Intellectual Property and trade secrets, together with the Licensed Intellectual Property, constitute all intellectual property necessary for the Company to carry on its business as presently conducted.

         With respect to the Licensed Intellectual Property:

                  (g) to Formula's Knowledge, the parties granting licenses to the Company under Licensed Intellectual Property had full authority to do so;

                  (h) to Formula's Knowledge, the Company has the right under the licenses to practice the Licensed Intellectual Property;

                  (i) to Formula's Knowledge, the Licensed Intellectual Property and all rights appurtenant thereto are free of any and all liens, claims, security interests and other encumbrances of any nature or kind; and

                  (j) to Formula's Knowledge, all registrations, filings and issuances relating to the Licensed Intellectual Property remain in full force and effect.


                  There are no pending or, to the Knowledge of Formula, threatened proceedings or litigation or other adverse claims against the Company with respect to the Intellectual Property or trade secrets of the Company, and, to Formula's Knowledge, there are no threatened proceedings or litigation or other adverse claims with respect to the Licensed Intellectual Property. During the past two years the Company has not received any notices or claims which claim infringement by the Company of any domestic or foreign patents, patent applications, patent licenses, know-how licenses, trade marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as described in the Schedule 1.10, Formula does not believe that there are any claims which may be asserted against the Company for infringement of any such third party intellectual property, trade secrets or other proprietary information. To Formula's Knowledge, no person or entity is infringing the Intellectual Property or trade secrets of the Company.

                  To Formula's Knowledge, no person has claimed that any key employee employed by the Company has, in respect of his or her activities to date, violated any of the terms or conditions of his or her prior employment contract with such third party, or disclosed or utilized any trade secrets or proprietary information or documentation of such third party, or interfered in the employment relationship between such third party and any of its employees, except for such violations, disclosures or interferences which would not have a Material Adverse Effect.

                  To Formula's Knowledge, none of Company's key employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his duties to the Company or that would conflict with Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement nor the carrying on of Company's business by the employees of the Company, will, to Formula's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Formula does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

                  Except in his or her capacity as shareholder of the Company, no present officer or former officer, partner or affiliate of the Company has or, to Formula's Knowledge, claims to have (i) any interest in Company's assets, including without limitation, the Intellectual Property and trade secrets used in the operation of its business, or
         (ii) any contract, commitment, arrangement or understanding with the Company with respect to the Intellectual Property. To Formula's Knowledge, no present officer of the Company has any ownership or stock interest, directly or indirectly, in any other enterprise, firm, corporation, trust or any other entity which is engaged in any line or lines of business which are the same as, or similar to, or competitive with, Company's business. For purposes of this representation, ownership of not more than five percent of the voting stock of any publicly-held company whose stock is listed on any recognized securities exchange or traded over the counter shall be disregarded.

         11. COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of its Articles of Association. In addition, the Company is not in violation or default of any term of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or any statute, rule or regulation applicable to the Company except for violations and defaults which would not have a Material Adverse Effect. The execution, delivery, and performance of and compliance with this Agreement will not result in a violation or default of any term of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is a party or by which it is bound or of any judgment, decree, order, writ or any statute, rule or regulation applicable to the Company except for violations and defaults which would not have a Material Adverse Effect or result in the creation of any material Lien upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties which suspension, revocation, impairment, forfeiture or nonrenewal would have a Material Adverse Effect.

         12. LITIGATION. There is no action, suit, proceeding or, to Formula's Knowledge, investigation pending against the Company. In addition, to Formula's Knowledge, there is no action, suit, proceeding or investigation currently threatened against the Company that questions the validity of this Agreement, or the consummation of the transactions contemplated hereby, or which could reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Change, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of Company's employees, their use in connection with Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which has had or is reasonably expected to have a Material Adverse Effect. There is no material action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         13. TAX MATTERS. "Tax" or "Taxes" shall mean any federal, state, local, national, municipal or other tax (whether income, value added, sales, use, franchise, transfer, withholding, excise, real or personal property, employment or any other kind of tax), assessment, levy, fee, impost, withholding or other governmental charge and shall include all interest and penalties thereon. "Tax Return(s)" shall mean all returns, declarations, reports, statements and other documents, including supporting documents, required to be filed with respect to Taxes. The Company has timely filed in the appropriate place all material Tax Returns that are required to be filed on or before the date of the Closing, and all such Tax Returns are true, correct and complete in all material aspects. The Company has made timely payment of all material Taxes required to be paid, including all deficiencies and assessments, if any, heretofore levied or assessed. The Company has duly withheld, collected and timely deposited, paid over or held for payment to the proper governmental authorities all Taxes required to be withheld or collected by the Company. The Company has not received any claim, proposal or assessment in writing from any taxing authority for any deficiencies for any Tax or governmental charge that could result in, or that have resulted in, the imposition of a lien by any taxing authority on property or rights to property owned by the Company except where such a claim, proposal or assessment would not have a Material Adverse Effect. To Formula's Knowledge, there are no examinations by any taxing authority of or relating to the Company, except where such examination would not have a Material Adverse Effect, and no material basis for any such examination exists. The Company has received final tax assessments in Israel for the years ended 1993, 1994 and 1995.

         14. EMPLOYEES. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to Formula's Knowledge, threatened with respect to the Company. The Company has supplied a sample of all its contracts with its current employees to Purchaser prior to the date hereof. There is no current employee of the Company who has not signed a contract with the Company. To Formula's Knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in material violation of any term of any employment contract, proprietary information and inventions/technology agreement, or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to Formula's Knowledge the continued employment by the Company of its present employees, and the performance of Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee has a right to any compensation following termination of employment with the Company, except to severance pay (pitzuei piturin) which may be owed to such employee under Israeli law. Formula has no Knowledge that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees in the three-month period following the Closing.

         15. ASSIGNMENT AND AGREEMENT CONCERNING NONDISCLOSURE OF PROPRIETARY INFORMATION. Each independent contractor and consultant of the Company has executed a proprietary information and inventions/technology agreement and the Company has previously provided copies of such agreements to Purchaser.

         16. OBLIGATIONS OF MANAGEMENT. To Formula's Knowledge, each officer, except the Chairman of the Board, of the Company is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of the Company. Formula has no Knowledge of any officer or key employee of the Company planning to work less than full time at the Company in the three-month period following the Closing.

         17. REGISTRATION RIGHTS. Other than pursuant to the Registration Rights Agreement with Convergys Information Management Group Inc. (formerly known as Cincinnati Bell Information Systems Inc.), and except as set forth in Schedule 1.17, the Company is presently not under any obligation, and has not granted any rights, to effect a registration statement by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), for any of Company's presently outstanding securities or any of its securities that may hereafter be issued.

         18. COMPLIANCE WITH LAWS; PERMITS. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would have a Material Adverse Effect. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could reasonably be expected to have a Material Adverse Effect.

         19. EMPLOYEE BENEFIT PLANS. Neither the Company nor any of the "employee pension benefit plans" (the "Plans"), as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder (collectively, and as from time to time in effect, "ERISA"), established or maintained or to which contributions have been made by the Company, nor any trust created thereunder, nor, to the knowledge of Formula, any other trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"), which could subject the Plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or any such trust, to a material tax or penalty on prohibited transactions imposed by said Section 4975 or to any similar provision under ERISA. Each Plan maintained by the Company intended to comply with Sections 401 and 501 of the Code complies in form and operation with all applicable requirements of the Code. Each Plan has been administered and operated, at all times during its existence, in accordance with its terms and in compliance with ERISA and the Age Discrimination in Employment Act and the regulations promulgated thereunder. Neither the Company nor any of its directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law that would subject the Company or any of its directors, officers or employees to liability under ERISA or any other applicable law. There is no litigation, arbitration, claim (other than routine benefit claims) or other proceeding or investigation pending or, to the knowledge of the Company, threatened (or any basis therefor) with respect to any Plan. None of the Plans or trusts has been terminated in a manner with respect to which the Company has or may incur liability, nor have there been any "reportable events," as that term is defined in Section 4043 of ERISA, since the effective date of ERISA. No Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code applied, nor would have had an accumulated funding deficiency on such date if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code applied. No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company to be incurred by the Company with respect to any Plan, and there has been no event or condition which presents a risk of termination of any Plan by the Pension Benefit Guaranty Corporation. The present value of all benefits under each Plan subject to Title IV of ERISA, as determined in accordance with Statement 87 of the Financial Accounting Standards Board, does not exceed the current value of the assets of such Plan by an amount greater than $25,000. The Company is not and has never been a party to any multi-employer plan, as such term is defined in Section 4001(a)(3) of ERISA. The execution, delivery and performance of the Agreement and the purchase by the Purchaser of the Shares shall not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to such plans.

         20. APPROVED ENTERPRISE STATUS. On November 19, 1995 and December 9, 1996, the Company received certification of expansions of its existing enterprise as "Approved

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

Enterprises." The Company is in conformance in all material respects with the conditions of the certifications (kitvei ishur) issued on such dates, including reporting obligations and with the law governing Approved Enterprises, such certifications remain in full force and effect and the Company remains fully entitled to the benefits to which it is entitled as an Approved Enterprise under such certifications. The Israeli taxing authorities have not challenged Company's status as an approved enterprise.

         21. OFFICE OF THE CHIEF SCIENTIST. On May 20, 1992, prior to Company's incorporation, Company's predecessor, a division of Digital Equipment (DEC) Ltd., received authorization to receive funding from the Office of the Chief Scientist of the Ministry of Trade and Industry (the "Chief Scientist") with regard to research and development of earlier versions of certain components of its program and in fact received such funding. The Company assumed the liabilities of Company's predecessor towards the office of the Chief Scientist with regard to such funding. The Company is in conformance in all material respects with the condition of its certifications from the Chief Scientist and of the law governing companies which have received funding from the Chief Scientist, including reporting obligations, and does not owe any royalties.

         22. DIGITAL AGREEMENT. The Company has performed fully all of its obligations, acquired by assignment from Digital Equipment (DEC) Ltd. ("Digital"), to the assignees of Business Systems, Inc. ("BSI") under the agreement between Digital and "BSI", dated June 28, 1991 (the "BSI Agreement").

         23. DIGITAL ROYALTY. The Company, Argotec and Formula have performed fully in all material respects all their obligations under the Agreement of January 29, 1997 between Digital Equipment Corporation, Digital Equipment (DEC) Ltd., Argotec and Formula and have performed fully all their obligations under Addendum No. 1 of the same date to that agreement (the agreement and the addendum will be collectively referred to as "the Digital Agreement").

         24. CONSULTANTS AND INDEPENDENT CONTRACTORS. Schedule 1.24 attached hereto lists each full-time consultant and independent contractor that has been retained by the Company since 1995 to aid in the development of Intellectual Property.

         25. INFORMATION. This Annex B and the Schedules attached hereto, and all other documents delivered by Formula to Purchaser or their attorneys or agents in connection herewith or with the transactions contemplated hereby, do not contain any untrue statements of a material fact nor omit to state a material fact necessary in order to make the statements contained herein not misleading.

         26. ASSETS; SALES. The Company holds assets located in the United States having an aggregate book value of less than $15 million. In 1998, the Company made aggregate sales in the United States of less than $25 million.

         For purposes of this Annex B and the Agreement, the following terms shall have the following meanings:

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

         "Knowledge" shall mean, with respect to Formula, actual knowledge after reasonable investigation, including the knowledge of such Formula officers and employees with responsibility for the management and supervision of Wiztec and the particular matters to which referred.

         "Material Adverse Change" shall mean an occurrence, event or development which has had or is reasonably likely to have a Material Adverse Effect.

                                       11

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                     INDEX OF OMITTED EXHIBITS AND SCHEDULES

Schedule 1.1               Schedule Regarding Organization, Good Standing and
                            Qualification
Schedule 1.2               Schedule Regarding Capitalization
Schedule 1.7               Schedule Regarding Obligations to Related Parties
Schedule 1.10              Schedule Regarding Patents and Trademarks
Schedule 1.17              Schedule Regarding Compliance with Laws; Permits
Schedule 1.24              Schedule Regarding Consultants and Independent
                            Contractors
Exhibit A                  Sub-Contractor Agreement
Exhibit B                  Services Agreement